                                  SCHEDULE 13G


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    Under the Securities Exchange Act of 1934




                               On Assignment, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   682159 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 19, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

 CUSIP NO. 682159 10 8                                                                   PAGE 2 OF 10 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)            |
|     |                                                                                                   |
|     | River Cities Capital Fund Limited Partnership                                                     |
|     | I.R.S. ID No. 31-1413379                                                                          |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | Check the Appropriate Box if a Member of a Group                                        (a) [ X ] |
|     | (See Instructions)                                                                          ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC Use Only                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | Citizenship or Place of Organization                                                              |
|     |                                                                                                   |
|     | Delaware                                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            Number of          |     5 |  Sole Voting Power                                              |
|                               |       |                                                                 |
|             Shares            |       |  0                                                              |
|                               |-------|-----------------------------------------------------------------|
|          Beneficially         |     6 |  Shared Voting Power                                            |
|                               |       |                                                                 |
|            Owned by           |       |  1,581,096                                                      |
|                               |-------|-----------------------------------------------------------------|
|              Each             |     7 |  Sole Dispositive Power                                         |
|                               |       |                                                                 |
|            Reporting          |       |  0                                                              |
|                               |-------|-----------------------------------------------------------------|
|           Person With         |     8 |  Shared Dispositive Power                                       |
|                               |       |                                                                 |
|                               |       |  1,422,987                                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | Aggregate Amount Beneficially Owned by Each Reporting Person                                      |
|     |                                                                                                   |
|     | 1,581,096                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                  |
|     | (See Instructions)                                                                          [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | Percent of Class Represented by Amount in Row (9)                                                 |
|     |                                                                                                   |
|     | 5.9%                                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | Type of Reporting Person (See Instructions)                                                       |
|     |                                                                                                   |
|     | PN                                                                                                |
-----------------------------------------------------------------------------------------------------------

SCHEDULE 13G

 CUSIP NO. 682159 10 8                                                                   PAGE 3 OF 10 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)            |
|     |                                                                                                   |
|     | River Cities Capital Fund II Limited Partnership                                                  |
|     | I.R.S. ID No. 31-1612088                                                                          |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | Check the Appropriate Box if a Member of a Group                                        (a) [ X ] |
|     | (See Instructions)                                                                          ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC Use Only                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | Citizenship or Place of Organization                                                              |
|     |                                                                                                   |
|     | Delaware                                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            Number of          |     5 |  Sole Voting Power                                              |
|                               |       |                                                                 |
|             Shares            |       |  0                                                              |
|                               |-------|-----------------------------------------------------------------|
|          Beneficially         |     6 |  Shared Voting Power                                            |
|                               |       |                                                                 |
|            Owned by           |       |  1,581,096                                                      |
|                               |-------|-----------------------------------------------------------------|
|              Each             |     7 |  Sole Dispositive Power                                         |
|                               |       |                                                                 |
|            Reporting          |       |  0                                                              |
|                               |-------|-----------------------------------------------------------------|
|           Person With         |     8 |  Shared Dispositive Power                                       |
|                               |       |                                                                 |
|                               |       |  1,422,987                                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | Aggregate Amount Beneficially Owned by Each Reporting Person                                      |
|     |                                                                                                   |
|     | 1,581,096                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                  |
|     | (See Instructions)                                                                          [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | Percent of Class Represented by Amount in Row (9)                                                 |
|     |                                                                                                   |
|     | 5.9%                                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | Type of Reporting Person (See Instructions)                                                       |
|     |                                                                                                   |
|     | PN                                                                                                |
-----------------------------------------------------------------------------------------------------------

SCHEDULE 13G

 CUSIP NO. 682159 10 8                                                                   PAGE 4 OF 10 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)            |
|     |                                                                                                   |
|     | River Cities Management Limited Partnership                                                       |
|     | I.R.S. ID No. 31-1413380                                                                          |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | Check the Appropriate Box if a Member of a Group                                        (a) [ X ] |
|     | (See Instructions)                                                                          ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC Use Only                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | Citizenship or Place of Organization                                                              |
|     |                                                                                                   |
|     | Delaware                                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            Number of          |     5 |  Sole Voting Power                                              |
|                               |       |                                                                 |
|             Shares            |       |  0                                                              |
|                               |-------|-----------------------------------------------------------------|
|          Beneficially         |     6 |  Shared Voting Power                                            |
|                               |       |                                                                 |
|            Owned by           |       |  1,581,096                                                      |
|                               |-------|-----------------------------------------------------------------|
|              Each             |     7 |  Sole Dispositive Power                                         |
|                               |       |                                                                 |
|            Reporting          |       |  0                                                              |
|                               |-------|-----------------------------------------------------------------|
|           Person With         |     8 |  Shared Dispositive Power                                       |
|                               |       |                                                                 |
|                               |       |  1,422,987                                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | Aggregate Amount Beneficially Owned by Each Reporting Person                                      |
|     |                                                                                                   |
|     | 1,581,096                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                  |
|     | (See Instructions)                                                                          [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | Percent of Class Represented by Amount in Row (9)                                                 |
|     |                                                                                                   |
|     | 5.9%                                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | Type of Reporting Person (See Instructions)                                                       |
|     |                                                                                                   |
|     | PN                                                                                                |
-----------------------------------------------------------------------------------------------------------

SCHEDULE 13G

 CUSIP NO. 682159 10 8                                                                   PAGE 5 OF 10 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)            |
|     |                                                                                                   |
|     | Mayson, Inc.                                                                                      |
|     | I.R.S. ID No. 31-1413369                                                                          |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | Check the Appropriate Box if a Member of a Group                                        (a) [ X ] |
|     | (See Instructions)                                                                          ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC Use Only                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | Citizenship or Place of Organization                                                              |
|     |                                                                                                   |
|     | Ohio                                                                                              |
|-------------------------------|-------|-----------------------------------------------------------------|
|            Number of          |     5 |  Sole Voting Power                                              |
|                               |       |                                                                 |
|             Shares            |       |  0                                                              |
|                               |-------|-----------------------------------------------------------------|
|          Beneficially         |     6 |  Shared Voting Power                                            |
|                               |       |                                                                 |
|            Owned by           |       |  1,581,096                                                      |
|                               |-------|-----------------------------------------------------------------|
|              Each             |     7 |  Sole Dispositive Power                                         |
|                               |       |                                                                 |
|            Reporting          |       |  0                                                              |
|                               |-------|-----------------------------------------------------------------|
|           Person With         |     8 |  Shared Dispositive Power                                       |
|                               |       |                                                                 |
|                               |       |  1,422,987                                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | Aggregate Amount Beneficially Owned by Each Reporting Person                                      |
|     |                                                                                                   |
|     | 1,581,096                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                  |
|     | (See Instructions)                                                                          [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | Percent of Class Represented by Amount in Row (9)                                                 |
|     |                                                                                                   |
|     | 5.9%                                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | Type of Reporting Person (See Instructions)                                                       |
|     |                                                                                                   |
|     | CO                                                                                                |
-----------------------------------------------------------------------------------------------------------

SCHEDULE 13G

CUSIP No. 682159 10 8                                         Page 6 of 10 Pages


Item 1(a)     Name of Issuer:
              On Assignment, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:
              26651 West Agoura Road, Calabasas CA 91302

Item 2(a)     Name of Person(s) Filing (collectively, the "Reporting Persons"):
              River Cities Capital Fund Limited Partnership ("RCCF")
              River Cities Capital Fund II Limited Partnership ("RCCF II") River Cities Management Limited Partnership ("RCM")
              Mayson, Inc. ("Mayson")

Item 2(b)     Address of Principal Business Office or, if None, Residence:
              For each Reporting Person:
              221 East Fourth Street, Suite 1900, Cincinnati, Ohio 45202-4147

Item 2(c)     Citizenship:
              Each of RCCF, RCCF II and RCM is a partnership organized in Delaware and Mayson is an Ohio corporation.

Item 2(d)     Title of Class of Securities:
              Common Stock, par value $0.01 per share

Item 2(e)     CUSIP Number:
              682159 10 8

Item 3 If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under section 15 of the Act.
(b) [ ] Bank as defined in section 3(a)(6) of the Act
(c) [ ] Insurance company as defined in section 3(a)(19) of the Act.
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.
(e) [ ] An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
(j) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

SCHEDULE 13G

CUSIP No. 682159 10 8                                         Page 7 of 10 Pages

Item 4. Ownership.

(a)      Amount beneficially owned:
         RCCF:    1,581,096
         RCCF II: 1,581,096
         RCM:     1,581,096
         Mayson:  1,581,096

(b)      Percent of class:
         RCCF:    5.9%
         RCCF II: 5.9%
         RCM:     5.9%
         Mayson:  5.9%

(c)      Number of shares as to which the person has:

(i)      Sole power to vote or to direct the vote
         RCCF:    0
         RCCF II: 0
         RCM:     0
         Mayson   0

(ii)     Shared power to vote or to direct the vote
         RCCF:    1,581,096
         RCCF II: 1,581,096
         RCM:     1,581,096
         Mayson:  1,581,096

(iii)    Sole power to dispose or to direct the disposition of
         RCCF:    0
         RCCF II: 0
         RCM:     0
         Mayson:  0

(iv)     Shared power to dispose or to direct the disposition of
         RCCF:    1,422,987
         RCCF II: 1,422,987
         RCM:     1,422,987
         Mayson:  1,422,987


Item 5 Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

SCHEDULE 13G

CUSIP No. 682159 10 8                                         Page 8 of 10 Pages


Item 6 Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

         Not applicable.


Item 8 Identification and Classification of Members of the Group

         RCCF directly owns 1,221,112 shares of common stock of the Issuer and RCCF II directly owns 359,984 shares of common stock of the Issuer, which shares were acquired on April 19, 2002, pursuant to the terms of an Agreement and Plan of Merger dated March 27, 2002 and certain associated documents. The Reporting Persons set forth in this joint filing made pursuant to Rule 13d-1(k) expressly disclaim being part of a "group" with any other person or entity.

         Mayson is the sole general partner of RCM and RCM is the sole general partner of RCCF. Mayson is the sole general partner of RCCF II.


Item 9 Notice of Dissolution of Group

         Not applicable.


Item 10  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SCHEDULE 13G

CUSIP No. 682159 10 8                                         Page 9 of 10 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 29, 2002

                            RIVER CITIES CAPITAL FUND LIMITED PARTNERSHIP


                            By: /s/ R. Glen Mayfield
                                -----------------------------------------------
                                R. Glen Mayfield, Vice President of
                                Mayson, Inc., the General Partner of River
                                Cities Management Limited Partnership, the
                                General Partner of River Cities Capital Fund
                                Limited Partnership



                            RIVER CITIES CAPITAL FUND II LIMITED PARTNERSHIP


                            By: /s/ R. Glen Mayfield
                                -----------------------------------------------
                                R. Glen Mayfield, Vice President of
                                Mayson, Inc., the General Partner of River
                                Cities Capital Fund II Limited Partnership



                            MAYSON, INC.


                            By: /s/ R. Glen Mayfield
                                -----------------------------------------------
                                R. Glen Mayfield, Vice President and Secretary



                            RIVER CITIES MANAGEMENT LIMITED PARTNERSHIP

                            By: /s/ R. Glen Mayfield
                                -----------------------------------------------
                                R. Glen Mayfield, Vice President and Secretary of Mayson, Inc., the General Partner of River Cities Management Limited Partnership

SCHEDULE 13G

CUSIP No. 682159 10 8                                        Page 10 of 10 Pages


EXHIBIT A


                            AGREEMENT OF JOINT FILING

         Pursuant to Regulation 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission, the Statement on Schedule 13G (including any and all amendments) (the "Statement") to which this Agreement of Joint Filing is attached as an exhibit. The undersigned persons hereby agree that such Statement is, and any such amendments thereto will be, filed on behalf of each of them. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall be deemed to constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 29th day of April 2002.


                            RIVER CITIES CAPITAL FUND LIMITED PARTNERSHIP

                            By: /s/ R. Glen Mayfield
                                -----------------------------------------------
                                R. Glen Mayfield, Vice President of
                                Mayson, Inc., the General Partner of River
                                Cities Management Limited Partnership, the
                                General Partner of River Cities Capital Fund
                                Limited Partnership



                            RIVER CITIES CAPITAL FUND II LIMITED PARTNERSHIP


                            By: /s/ R. Glen Mayfield
                                -----------------------------------------------
                                R. Glen Mayfield, Vice President of
                                Mayson, Inc., the General Partner of River
                                Cities Capital Fund II Limited Partnership



                            MAYSON, INC.


                            By: /s/ R. Glen Mayfield
                                -----------------------------------------------
                                R. Glen Mayfield, Vice President and Secretary



                            RIVER CITIES MANAGEMENT LIMITED PARTNERSHIP


                            By: /s/ R. Glen Mayfield
                                -----------------------------------------------
                                R. Glen Mayfield, Vice President and Secretary of Mayson, Inc., the General Partner of River Cities Management Limited Partnership